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Exhibit 10.41

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

AMENDMENT TO
RAW PRODUCT PURCHASE AGREEMENT

This Amendment to the Raw Product Purchase Agreement (the "Amendment") is made and entered into effective as of December 1, 2009 (the "Effective Date") by and between Targa Liquids Marketing and Trade ("Targa"), successor-in-interest to Dynegy Liquids Marketing and Trade, and MarkWest Energy East Texas Gas Company, L.L.C. ("MarkWest"), successor-in-interest to MarkWest Energy East Texas Gas Company, L.P. Targa and MarkWest may be referred to collectively as the "Parties" or singularly as a "Party".

RECITALS:

        WHEREAS, the Parties entered into that certain Raw Product Purchase Agreement (the "Agreement") dated February 11, 2005, with an effective start date on December 1, 2005; and

        WHEREAS, the Parties wish to amend certain provisions of the Agreement.

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

        1.     Paragraph 1 ("Term") of the first page of the Agreement shall be amended by deleting that paragraph in its entirety and replacing it with the following:

    1.
    Term: Targa will purchase and MarkWest will sell ** barrels per day ("bpd") of "on-spec" NGL Raw Product that MarkWest delivers to the West Texas LPG Pipeline, during a period of ten years commencing December 1, 2005 (the "Primary Term"), and shall continue the purchase and sale of such Raw Product from year to year thereafter unless and until canceled by either Party hereto at the end of the Primary Term or any yearly anniversary thereafter by either Party giving notice to the other Party not less than ninety (90) days prior to the end of the Primary Term or subsequent yearly period, as applicable, of its intent to cancel this Agreement.

        2.     "Approx. Volume" in Paragraph 2 of the first page of the Agreement shall be revised to read "** barrels per day."

        3.     "Attachment A—Volumes, Pricing and Special Terms" shall be amended effective as of December 1, 2009, by deleting paragraphs A, B, and C in their entirety and replacing paragraphs A and B with the following (paragraph C will be deleted and not replaced):

  A.
  Delivery Obligations & Volume:

  1.
  MarkWest agrees to sell and deliver to Targa and Targa agrees to purchase and accept, subject to Attachment B, Sections 9 and 10, Raw Product (as such term is defined in Attachment B) delivered by MarkWest to the West Texas LPG Pipeline.

  2.
  The daily volume of Raw Product to be purchased and accepted hereunder shall be an amount ** barrels per day ("bpd") (calculated as a monthly average). The ** bpd shall be **. Deliveries of Raw Product shall be on a ratable basis.

  3.
  MarkWest and Targa agree that the Pricing provisions contained in paragraph B of this Attachment A shall be based upon the implementation of ** as defined in Section A.2 above.

    4.
    If MarkWest fails to deliver ** in any calendar year, but adjusted for a partial year in 2015, MarkWest shall ** March 1 of the following year ** as follows:

      **

      There will be **.

      a.
      It is understood and agreed that in addition to meeting the product specifications referenced in Section 9 of Attachment B (Quality and Testing), such Raw Product sold to Targa under this Agreement shall contain no concentrations of any substance or contaminants that would make the natural gas liquid products fractionated from such Raw Product stream commercially unacceptable in general industry application. The Parties shall use commercially reasonable efforts to nominate, deliver and receive, as applicable, Raw Product on a generally ratable basis each day during the term hereof. However, the Parties recognize that variations between the volumes that are nominated, taken and/or delivered may occur.

  B.
  Pricing:

  For the Raw Product delivered hereunder, Targa shall pay to MarkWest a purchase price ("Price") equal to the applicable OPIS Monthly Index (as defined in Subsection B.1 below) for each gallon of each NGL Component (as such term is defined in Attachment B and as reported on end-of-the-month report from WTPL) contained therein less (i) Transportation Costs (as defined in Subsection B.2 below) and (ii) Fractionation Costs (as defined in Subsection B.3 below).

    1.
    OPIS Monthly Index means the monthly average of the daily high and low prices per gallon, for the month of delivery, as quoted by the Oil Price Information Service ("OPIS") for ** under ** using (i) the ** for the propane, isobutane, normal butane, and natural gasoline NGL Components; and (ii) the ** for the ethane NGL Component. Should any of the indices referenced herein be discontinued, the Parties shall mutually agree upon a comparable successor index and/or publication.

    2.
    Transportation Costs shall mean the total transportation costs incurred by Targa or its designee ** from the ** to **; including, without limitation, ** in connection with such transportation, including charges imposed for **, and charges assessed by **. Targa or its designee shall be the shipper on WTPL and will therefore ** as well as **.

    3.
    Fractionation Costs shall be calculated on a monthly basis in cents per gallon using the following formula**:

        **

        Where:

Gas Price =	The ** as published in the first issue INSIDE F.E.R.C.'s GAS MARKET REPORT, for natural gas for the month in which the Fractionation Fee is being computed in dollars per million British thermal units ($/mmBtu)
Elec =	The combined average cost of purchased electricity, in cents per kilowatt hour, at ** during the preceding month
CPIU =
The latest available Consumer Price Index, all Urban Consumers ("CPIU), U.S. city average, All Items, 1982-84 = 100 (Unadjusted) as published by the United States Bureau of Labor Statistics (the "BLS") or any successor agency thereto ("CPI-Index"). The CPIU Index shall be taken from the data published by the BLS either electronically at its then current internet site or as same is published in hardcopy form.

        4.     "Attachment A—Volumes, Pricing and Special Terms" shall be further amended effective December 1, 2009, by adding the following sentence to the end of paragraph F ("Adequate Assurance"):

  Notwithstanding the foregoing, MarkWest shall not be deemed to have reasonable grounds for insecurity unless a material adverse change takes place with respect to Targa or Targa's guarantor's creditworthiness after December 1, 2009. In the event that MarkWest requests Adequate Assurance ** in the form of a letter of credit, then Targa shall provide such letter of credit **.

        5.     "Attachment B—General Terms and Conditions" shall be amended by deleting paragraph D in Section 1 and replacing it with the following:

  D.
  "Raw Product" shall mean a mixture of liquid hydrocarbons subject to the specifications contained in Attachment B, Section 9.

6.
"Attachment B—General Terms and Conditions" shall be amended by adding the following definition to Section 1 ("Definitions"):

G.
"Plant" shall mean MarkWest's East Texas Carthage processing facilities in their entirety as now or in the future changed, modified, supplemented, replaced, expanded, etc.

        7.     "Attachment B—General Terms and Conditions" shall be amended by adding a second paragraph to Section 17 as follows:

  Notwithstanding anything contained in this Agreement to the contrary, ** in the event there is an enactment of, or change in, any law or regulation after January 1, 2010 that results in a governmental authority requiring either Party to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions (collectively "New GHG Laws") attributable to ** natural gas liquids ("NGLs") sold by MarkWest to Targa and/or the transportation, fractionation and/or storage of such ** NGLs, then the Parties agree to meet and negotiate in good faith to determine an equitable allocation of the new requirements to acquire such emission allowances or their equivalent **. If the Parties, after reasonable efforts and negotiating in good faith to arrive at an equitable allocation of any new requirements to acquire such emission allowances or their equivalents **, fail to reach an agreement for such allowances or their equivalents within sixty (60) days after the initial meeting, then either Party shall have the right to terminate its obligations and rights **, including to sell and deliver or to purchase and receive ** under this Agreement, at any time thereafter upon not less than thirty (30) days written notice to the other Party, provided, however, that such termination date shall not occur or be effective prior to the date that the obligation to incur the costs to acquire such emission allowances or their equivalents under such New GHG Laws, takes effect and is imposed upon the Party electing to terminate their obligations **.

8.
The Parties further agree that:

  1.
  All pricing for fractionation fees on invoices submitted by Targa prior to the Effective Date of this Amendment shall be accepted as accurate and final and neither Party shall dispute the terms therein.

  2.
  During the Term of the Agreement, ** with the terms and conditions of ** as set forth in **, in order to continue to receive the ** for ** under the terms of this Agreement. In connection therewith, Targa, **, is required to deliver a ** to execute the ** under the Program for the term of this Agreement. In addition, ** under the Program and, provided that ** the terms and conditions of the Program **.

  3.
  If a Party elects to terminate its rights and obligations ** pursuant to paragraph 7 of this Amendment, then the Agreement shall be deemed to be amended upon the termination effective date, to delete or eliminate all provisions and rights or obligations regarding or applicable **, including, but not limited to, modifying ** the Parties' obligations to sell and deliver and to purchase and receive Raw Product under the Agreement **.

9.
Except as amended herein, all other provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the Parties have each caused their duly authorized representative to execute this Amendment effective as of the Effective Date.

Targa Liquids Marketing and Trade		MarkWest Energy East Texas Gas Company, L.L.C.
By:	/s/ Michael A. Heim	By:	/s/ John Mollenkopf
Name:	Michael A. Heim	Name:	John Mollenkopf
Title:	Executive Vice President and COO	Title:	Senior Vice President and COO

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  Exhibit 10.41